Exhibit 10(n)

August 16, 2005

Mr. Thomas M. Schultz, Ph.D.
5 Golden Corner Way
Randolph, NJ 07869

Dear Tom:

I am pleased to offer you the position of Senior Vice President, Research & Development, reporting to me. The terms of the offer are as follows:

Base Salary: You will be entitled to an annualized base salary of $225,000.

Annual Cash Bonus: You will be eligible for an annual cash bonus based on Company performance as established by the Compensation Committee at a target of 65% of base salary. Your bonus for 2005 will be pro-rated based on the number of full months of plan participation, provided you are a participant in the plan for at least three months of the plan year.

Equity Awards: Upon hire, the Company will grant you options to purchase 100,000 shares of Company common stock pursuant to the Company’s 2003 Stock Option Plan and 30,000 shares of restricted stock. These are three-year awards. All future grants will be based on individual performance and subject to Compensation Committee approval. The terms of the option and restricted stock awards are described as follows and will be outlined in a non-qualified stock option agreement and a restricted stock award agreement which will be given to you upon hire.

Stock Options: The options consist of a time vesting option to purchase 33,333 shares of stock, and a performance vesting option to purchase 66,667 shares of stock. The options will be granted on your hire date at “fair market value”.

The time option vests and becomes exercisable over three years in three equal installments on March 31, 2006, 2007 and 2008.

The performance option vests and becomes exercisable with respect to one-third of the shares covered by the performance option on March 31, 2006, 2007 and 2008, subject to the company’s attainment of 100% of the performance target for the prior fiscal year (this target will be identical to the target for such year under the company’s executive bonus plan), provided that, if the company attains or exceeds 90% of the performance target for a fiscal year, but less than 100% of such target, then 50% of the performance options will vest in respect of such fiscal year on the applicable vesting date. To the extent that any shares do not vest on the applicable vesting date, those shares are forfeited.

Restricted Stock: One-third of the shares of the restricted stock vest on March 31, 2006, 2007 and 2008, subject to the Company’s attainment of 100% of the performance target for the prior fiscal year (this target will be identical to the target for such year under the Company’s executive bonus plan), provided that, if the Company attains or exceeds 90% of the performance target for a fiscal year, but less than 100% of such target, then 50% of the restricted stock vesting portion will vest in respect of such fiscal year on the applicable vesting date. To the extent that any shares do not vest on the applicable vesting date, those shares are forfeited.

Benefit Programs and Coverages: At employment you will be eligible for medical, including an executive physical, dental, vision, life insurance, disability coverage, child and health care reimbursement accounts, travel accident insurance and tuition reimbursement under the Playtex Products, Inc. benefit program. Information is enclosed outlining the benefit options.

Effective January 1, 2006, you will become eligible to participate in the profit sharing contribution component of the Playtex Profit-Sharing Retirement Plan, in which the Company provides a profit-sharing contribution equal to 10% of an employee’s eligible compensation at the end of each calendar year.

After the completion of 60 days of employment, you will become eligible for the second component of the Playtex Profit-Sharing Retirement Plan which enables you to contribute to our 401(k) Plan on a pre-tax basis. You will be automatically enrolled at a 3% contribution rate unless you elect otherwise within the first 60 days of employment. Playtex will match 50% of your pre-tax contribution, up to a maximum deferral rate of 4%. If you have already contributed on a pre-tax basis to another qualified retirement plan (401(k) plan), please contact Corporate Benefits with the year-to-date amount you have contributed, so that you will not exceed the annual pre-tax limit of $14,000 ($18,000 for those over age 50).

Vehicle: You will be eligible for a vehicle per company policy.

Vacation: You will be eligible for four weeks (20 days) of vacation. Vacation is accrued on the 1st of each month at a rate of 2.0 days per month up to a maximum of 20 days per year.

As consideration for the payments and benefits described in this letter, you agree to the non-disclosure, non-competition, and non-solicitation covenants described as follows. During your employment and for one year thereafter, you are restricted on a worldwide basis from engaging in activities that are competitive with Company business, soliciting or hiring Company employees, soliciting Company customers, suppliers, licensees, or other business relations to cease doing business with the Company, and interfering in Company relationships with its customers, suppliers, licensees, or other business relations. Additionally, you are bound by standard obligations not to disclose Company confidential information.

Severance Payments and Benefits: If your employment is terminated by the Company without cause you will be entitled to receive severance equivalent to 6 months salary and one half of your bonus payment (as described below) in a lump sum upon termination, and severance equivalent to 6 months salary and the balance of your bonus payment on regularly scheduled pay periods (bi-weekly) beginning in the seventh month following your termination; continued medical and dental coverage for 12 months after termination or until you become eligible for benefits from any other source.

The "Average Bonus" shall mean: (i) with respect to a termination that occurs in Fiscal Year 2005, zero; (ii) with respect to a termination that occurs in Fiscal Year 2006, the Bonus that the Executive would have been entitled to receive with respect to Fiscal Year 2006 if the Executive had remained employed through the Bonus Payment Date, based on the Company attaining 100% of Target; (iii) with respect to a termination that occurs in Fiscal Year 2007, the Bonus actually paid to the Executive with respect to Fiscal Year 2006; and (iv) with respect to a termination during a Fiscal Year subsequent to Fiscal Year 2007, the average of the Bonuses actually paid to the Executive in the two Fiscal Years preceding the termination.

You agree to contact the Company when you obtain new employment, at which time your severance based on base salary and bonus payments will be reduced by base salary received from your new employer.

The severance payments and benefits described above are also conditioned upon your agreement to sign a general release and covenant not to sue to be provided by the Company upon such termination.

Employment Eligibility (I-9) Documentation: The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new hires. In order to facilitate the process, please review the attached I-9 Draft along with the list of acceptable documents and bring the documents with you on your first day of work. An original I-9 form will be provided for your completion on your first day of employment. (See the enclosed I-9 form).

Drug Screening: This offer of employment is contingent upon a negative result from the drug screening urinalysis. You may refuse the drug test, however, this refusal will be considered withdrawal of your application of employment.

You will be advised of the results of your drug screening evaluation so that you can provide notice of resignation to your current employer, if appropriate.

Employment Verification: All information provided regarding prior employment, salary, education, etc. will be subject to verification as specified on the application for employment that you have been requested to complete. You acknowledge that by signing this letter, you will authorize Playtex to ask and request your current employer to answer all questions that may be asked and to give all information and release any records that may be sought in connection with your employment, once your notice of resignation has been given.

Tom, we look forward to you joining Playtex Products, Inc. Please indicate your acceptance of this offer by signing below and returning the letter to me. Please keep a copy of the offer letter for your records and feel free to contact me at 203-341-4002, if you have any questions regarding this letter or any other aspects of your pending employment with Playtex Products, Inc.

Sincerely,

Neil P. DeFeo
President and Chief Executive Officer

I accept this offer with the terms and conditions as outlined in this letter:

/s/ THOMAS M. SCHULTZ	9/12/2005
Thomas M. Schultz	Start Date

Enclosures:	Bonus Policy
Benefits Information
Drug Screening Information
Background Consent
Voluntary Disability/Veteran’s Disclosure
Draft – I-9 Form